Exhibit 10.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

MEREDITH CORPORATION,

ALLRECIPES.COM, INC.

AND

THE READER’S DIGEST ASSOCIATION, INC.

Dated as of January 23, 2012

(continued)

(continued)

(continued)

v

Exhibit A — License Agreement Summary of Terms

Exhibit B — Reference Statement

Exhibit C — Transition Services Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, (the “Agreement”), dated as of January 23, 2012, by and among Meredith Corporation, a corporation existing under the laws of Iowa (“Purchaser”), Allrecipes.com, Inc., a Washington corporation (the “Company”), and The Reader’s Digest Association, Inc., a Delaware corporation and the sole stockholder of the Company (the “Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns an aggregate of ten (10) shares of the Company’s common stock, no par value (the “Shares”), which constitutes all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Certain Definitions.

(a)                                  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any Income Tax Return that includes at least one member of the Seller Group, on the one hand, and the Company, on the other hand.

“Consolidated Group” means the combined, consolidated or unitary group of corporations that files a Combined Tax Return, which for the avoidance of doubt, includes at least one member of the Seller Group, on the one hand, and the Company, on the other hand.

“Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Environmental Law” means any applicable Law relating to the protection of health and safety as it relates to exposure to Hazardous Materials, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (or is treated as a single employer with the Company under Sections 414(m) or (o) of the Code or Title IV of ERISA).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste defined as “toxic,” “hazardous,” a “pollutant,” a “contaminant,” or words of similar meaning by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Income Tax” or “Income Taxes” means any federal, state, local or foreign Tax based upon or measured by net income, including for the avoidance of doubt, the Washington Business and Occupation Tax (but not any other gross income Tax and not any withholding Tax), together with any interest or penalties imposed with respect thereto.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) through (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights predominantly used by the Company arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with all goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) all copyrightable works, copyrights and registrations and applications therefor, and works of authorship, together with all translations, adaptations and derivations thereof (collectively, “Copyrights”), (iv) all material advertising and promotional materials, (v) all rights in trade secrets, know-how, confidential business information, user lists, website statistics, formulas, recipes, designs and registration and regulatory data and information (collectively, “Trade Secrets”), and (vi) all Software and Technology of the Company.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” means the actual knowledge of the persons identified on Schedule I hereto.

“Law” means any foreign, federal, state, or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“License Agreement” means a license agreement, to be entered into by and among the Purchaser, the Company and Seller on the Closing Date, in form and substance reasonably acceptable to each of the parties thereto, and which agreement will reflect, among other things, the terms set forth in the attached term sheet on Exhibit A.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means any event, condition, change, occurrence, development or state of circumstances which has had or would reasonably be expected to have a material adverse effect on (A) the business, condition (financial or otherwise), results of operations, assets or liabilities or business prospects of the Company or (B) the ability of the Company or Seller to consummate the transactions contemplated by this Agreement; provided, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred:

(i)                                     the effect of any change in financial, economic, political or industry conditions in the United States or foreign economies or securities or financial markets in general;

(ii)                                  the effect of any change that generally affects the industry in which the Company operates;

(iii)                               the effect of any change in any Laws or accounting rules or interpretation or enforcement thereof;

(iv)                              the effect of any change arising in connection with (i) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or any escalation or material worsening thereof, or (ii) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions arising on or after the date hereof;

(v)                                 the effect of any change relating to the announcement of, entry into, pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the transactions expressly contemplated hereby or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company resulting therefrom;

(vi)                              the failure by the Company to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or

(vii)                           actions taken by the Company or Seller at the express request or direction of Purchaser;

but only in the case of the foregoing clauses (i) — (iv) to the extent such changes do not have a materially disproportionate effect on the Company relative to others in the industry in which the Company operates.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company.

“Parent” means RDA Holding Co.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which reserves are established on the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Reference Statement” means the reference statement attached hereto as Exhibit B setting forth a calculation of Net Working Capital, applied with the same accounting methods, practices, principles, policies and procedures, used in the preparation of the Company’s Balance Sheet.

“Seller Group” means Parent and its Subsidiaries (other than the Company).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise and (iii) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to a Person, any other Person of which (i) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers, or comparable governing body of such other Person.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines or additions to tax imposed by any Taxing Authority in connection with any item described in clause (i), whether disputed or not and including obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of non-United States federal Income Tax law) resulting from a change in accounting method.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, all information, designs, formulae, algorithms (including search engine optimization algorithms), procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“Transition Services Agreement” means a transition services agreement, to be entered into by and among the Company and Seller on the Closing Date, substantially in the form attached hereto as Exhibit C.

1.2                                 Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

338(h)(10) Election	9.14
Acquisition Proposal	8.15
Agreement	Recitals
Antitrust Laws	8.4(b)
Balance Sheet	5.6(a)
Balance Sheet Date	5.6(a)
Cap	11.5(a)
Closing	4.1

Term	Section

Closing Date	4.1
Closing Net Amount	3.3(b)
Closing Statement	3.3(b)
Closing Working Capital	3.3(b)
Closing Working Neutral Amount	3.3(a)
Closing Working Neutral Deficiency	3.3(a)
Closing Working Neutral Excess	3.3(a)
COBRA	5.14(g)
Collar Amount	3.3(a)
Common Stock	5.4(a)
Company	Recitals
Company Benefit Plan	5.14(a)
Company Documents	5.2
Confidentiality Agreement	8.6
Continuing Employees	8.9(a)(i)
Copyrights	1.1 (in Intellectual Property definition)
Critical Representations	11.1(b)
Current Assets	3.3(a)
Current Liabilities	3.3(a)
De Minimis Amount	11.5(a)
Deductible	11.5(a)
Environmental Permits	5.17(a)
ERISA	5.14(a)
Estimated Closing Working Capital	3.3(a)
Estimated Working Capital Adjustment	3.3(a)
Final Working Capital	3.3(f)
Financial Statements	5.6(a)
Indemnification Claim	11.4(b)
Indemnified Party	11.4(b)
Indemnifying Party	11.4(b)
Independent Accountant	3.3(d)
Losses	10.2(a)
Lower Working Capital Collar	3.3(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.13(a)
Negative Closing Adjustment Amount	3.3(b)
Negative Estimate Adjustment Amount	3.3(a)
Net Working Capital	3.3(b)
Parent Guaranty	8.17
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.11
PII	5.23(b)
Policies	5.19
Positive Closing Adjustment Amount	3.3(b)

Term	Section

Positive Estimate Adjustment Amount	3.3(a)
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	7.2
Purchaser Indemnified Parties	11.2(a)
Purchaser Plans	8.9(a)(ii)
Purchaser Tax Indemnitee	9.1
Real Property Leases	5.10
Released Claims	8.14
Released Parties	8.14
Securities Act	7.5
Seller	Recitals
Seller Documents	6.2
Seller Indemnified Parties	11.3(a)
Seller Indemnified Taxes	9.1
Seller Tax Indemnitee	9.2
Shares	Recitals
Subsequent Loss	9.5(c)
Termination Date	4.2(d)
Third Party Intellectual Property Rights	5.12(b)
Trade Secrets	1.1 (in Intellectual Property definition)
Transfer Taxes	9.12
Upper Working Capital Collar	3.3(a)

1.3                                 Other Definitional and Interpretive Matters.

(a)                                  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) that are set forth in this

Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that clearly from the face of such statement relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is included in the determination of a number on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1                                 Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares of the Company.

ARTICLE III

PURCHASE PRICE

3.1                                 Purchase Price.  The aggregate consideration for the Shares shall be an amount in cash equal to $175,000,000 (the “Purchase Price”), subject to adjustment in accordance with Section 3.3.

3.2                                 Payment of Purchase Price.  On the Closing Date, Purchaser shall pay the Purchase Price to Seller, which shall be paid by wire transfer of immediately available United States funds into accounts designated by Seller.

3.3                                 Purchase Price Adjustment.

(a)                                  At least three (3) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement of Seller’s good faith estimate of (i) Net Working Capital (as defined below) as of the end of business on the Closing Date (the “Estimated Closing Working Capital”) and (ii) Estimated Working Capital Adjustment (as defined below).  The calculation of Estimated Closing Working Capital and Estimated Working Capital Adjustment (as defined below) shall be prepared by the Company in accordance with the same accounting methods, practices and principles used in the preparation of the Reference Statement.  If Estimated Closing Working Capital is (i) greater than or equal to the Lower Working Capital Collar and less than or equal to the Upper Working Capital Collar, then the Purchase Price payable at Closing will be unchanged (“Closing Working Capital Neutral Amount”), (ii) greater than the Upper Working Capital Collar, then the Purchase Price payable at Closing will be increased by an amount equal to Estimated Closing Working Capital minus the Upper Working Capital Collar (“Closing Working Capital Excess”) and (iii) if the Estimated Closing Working Capital is less than the Lower Working Capital Collar, then the Purchase Price payable at Closing will be decreased by an amount equal to the Lower Working Capital Collar minus the Estimated Closing Working Capital (“Closing Working Capital Deficiency”).  “Estimated Working Capital Adjustment” means the change to Purchase Price payable at Closing by an amount equal to either the Closing Working Capital Neutral Amount, the Closing Working Capital Excess or the Closing Working Capital Deficiency.  “Net Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, determined as of the end of business on the Closing Date, applied with the same accounting methods, practices, principles, policies and procedures used in the preparation of the Reference Statement.  “Current Assets” means accounts receivable, deposits and prepaid expenses, but excluding deferred tax assets and receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates.  “Current Liabilities” means accounts payable, accrued

Taxes (excluding Income Taxes) and accrued expenses, but excluding deferred tax liabilities and payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates and the current portion of long term Indebtedness.  “Lower Working Capital Collar” means $5,000,000 if Closing occurs on or prior to February 29, 2012 and $3,000,000 if Closing occurs after February 29, 2012.  “Upper Working Capital Collar” means $10,000,000 if Closing occurs on or prior to February 29, 2012 and $8,000,000 if Closing occurs after February 29, 2012.

(b)                                 As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a closing statement (the “Closing Statement”) setting forth Purchaser’s calculation of (i) Net Working Capital (“Closing Working Capital”) and (ii) the Closing Net Amount.

“Closing Net Amount” means the amount determined as follows:

(A) if Estimated Closing Working Capital is greater than or equal to the Lower Working Capital Collar, but less than or equal to the Upper Working Capital Collar, then: (1) if Final Working Capital is less than the Lower Working Capital Collar, a negative number equal to the amount by which Final Working Capital is less than the Lower Working Capital Collar; (2) if Final Working Capital is greater than the Upper Working Capital Collar, a positive number equal to the amount by which Final Working Capital exceeds the Upper Working Capital Collar; or (3) if Final Working Capital is greater than or equal to the Lower Working Capital Collar but less than or equal to the Upper Working Capital Collar, zero;

(B) if Estimated Closing Working Capital is less than the Lower Working Capital Collar, then: (1) if Final Working Capital is less than Estimated Closing Working Capital, a negative number equal to the amount by which Final Working Capital is less than Estimated Closing Working Capital; (2) if Final Working Capital is equal to Estimated Closing Working Capital, zero; (3) if Final Working Capital is greater than Estimated Closing Working Capital but less than the Lower Working Capital Collar, a positive number equal to the amount by which Final Working Capital exceeds Estimated Closing Working Capital; (4) if Final Working Capital is greater than or equal to the Lower Working Capital Collar but less than or equal to the Upper Working Capital Collar, a positive number equal to the Closing Working Capital Deficiency; or (5) if Final Working Capital is greater than the Upper Working Capital Collar, a positive number equal to the sum of (i) the Closing Working Capital Deficiency plus (ii) the amount by which Final Working Capital exceeds the Upper Working Capital Collar; and

(C)                                if Estimated Closing Working Capital is greater than the Upper Working Capital Collar, then: (1) if Final Working Capital is greater than Estimated Closing Working Capital, a positive number equal to the amount by which Final Working Capital exceeds Estimated Closing Working Capital; (2) if Final Working Capital is equal to Estimated Closing Working Capital, zero; (3) if Final Working Capital is less than Estimated Closing Working Capital but greater than the Upper Working Capital Collar, a negative number equal to the amount by which Final Working Capital is less than Estimated Closing Working Capital; (4) if Final Working Capital is less than or equal to the Upper Working Capital Collar but greater than or equal to the Lower Working Capital Collar, a negative number equal to the Closing Working Capital Excess; or (5) if Final Working Capital is less than the Lower Working Capital Collar, a negative number equal to the sum of (i) the Closing Working Capital Excess plus (ii) the amount by which Final Working Capital is less than the Lower Working Capital Collar.

(c)                                  If Seller disagrees with Purchaser’s calculation of Closing Working Capital or Closing Net Amount delivered pursuant to Section 3.3(b), Seller may, within ten (10) days after delivery of the Closing Statement, deliver a notice to Purchaser stating that Seller disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Seller disagrees and the basis therefore.

(d)                                 If a notice of disagreement shall be duly delivered pursuant to Section 3.3(c), Seller and Purchaser shall, during the ten (10) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital and Closing Net Amount.  If during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause a nationally recognized independent accounting firm mutually agreeable to Purchaser and Seller, as the case may be (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital.  Each of Purchaser and Seller agrees that it shall not engage, or agree to engage, the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement, Final Working Capital and Closing Net Amount have been finally determined pursuant to this Section 3.3.  Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and Seller shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.  In making its calculation of Closing Working Capital and Closing Net Amount, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Closing Working Capital and Closing Net Amount as to which Seller has disagreed in its notice of disagreement duly delivered pursuant to Section 3.3(c).  The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than twenty (20) days from the date of engagement of the Independent Accountant), a report setting forth such calculation.  Such report shall be final and binding upon Seller and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser and Seller, and neither Purchaser nor Seller shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Independent Accountant will determine the allocation of the cost of the Independent Accountant’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total an amount equal to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of the Independent Accountant’s review would be borne by Purchaser and 40% of the costs of the Independent Accountant’s review would be borne by Seller.

(e)                                  Seller, Purchaser and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and Closing Net Amount and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

(f)                                    If the Closing Net Amount is positive, then (A) Purchaser shall promptly (but in no event less than five (5) Business Days after Final Working Capital has been determined) pay to Seller the Closing Net Amount by wire transfer of immediately available funds to an account designated by Seller.  If the Closing Net Amount is negative, then (A) Seller shall promptly (but in no event less than five (5) Business Days after Final Working Capital has been determined) pay to Purchaser the Closing Net Amount by wire transfer of immediately available funds to an account designated by Seller.  “Final Working Capital” means Closing Working Capital (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Seller and Purchaser pursuant to Section 3.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.3(d); provided, however, that in no event shall Final Working Capital be more than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(b) or less than Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.3(c).

(g)                                 Any payment pursuant to Section 3.3(f) shall be made at a mutually convenient time and place, within five (5) Business Days after Final Working Capital has been determined, by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE IV

CLOSING AND TERMINATION

4.1                                 Closing Date.  Unless this Agreement shall have been terminated pursuant to Section 4.2, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article X, the closing of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153-0199 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), unless another time, date or place is agreed to in writing by the parties hereto.

4.2                                 Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing only:

(a)                                  by mutual written consent of Seller, the Company and Purchaser;

(b)                                 by Purchaser, if Seller or the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Seller or the Company shall have become untrue, in either case, such that the conditions set forth in Sections 10.1(a) and 10.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Seller and the Company of notice of such breach from Purchaser;

(c)                                  by Seller or the Company, if Purchaser is in material breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Purchaser shall have become untrue in either case such that the conditions set forth in Sections 10.2(a) and 10.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Purchaser of notice of such breach from Seller and/or the Company;

(d)                                 by Purchaser, Seller or the Company at any time on or after May 15, 2012 (the “Termination Date”), if the Closing of the transactions contemplated by this Agreement shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder that has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(e)                                  by Purchaser, Seller or the Company, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 4.2(e) shall not be available to a terminating party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

4.3                                 Procedure Upon Termination.  In the event of termination and abandonment by Purchaser, Seller or the Company, or by all parties, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser, Seller or the Company.

4.4                                 Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, Seller or the Company (other than this Section 4.4, Section 8.6 (Confidentiality) and Article XII (Miscellaneous) hereof which shall survive the termination of this Agreement); provided, that no such termination shall relieve any party hereto from liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that:

5.1                                 Organization and Good Standing.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.  The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b)                                 The Company has delivered or made available to Purchaser true and complete copies of the certificate of incorporation and by-laws or comparable organizational documents of the Company as amended and in effect on the date hereof.

5.2                                 Authorization of Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 5.3(a), neither the execution, delivery or performance by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company, (ii) any Contract or Permit to which the

Company is a party or by which any of the properties or assets of the Company are bound, (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound, or (iv) any applicable Law, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations that are not individually or in the aggregate, material to the Company.

(b)                                 Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act and such other consents, waivers, approvals, Orders, Permits or authorizations that are not material to the Company.

5.4                                 Capitalization.

(a)                                  The authorized capital stock of the Company consists of 100 shares of common stock, no par value (the “Common Stock”).  As of the date hereof, there are ten (10) shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock.  All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b)                                 Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company.  The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Common Stock of the Company.

5.5                                 Subsidiaries.  The Company does not have any wholly or partially owned Subsidiaries.  The Company does not, directly or indirectly, own, hold or control any interest in any person (whether of record, beneficially, or equitably).  The Company is not a direct or indirect participant in any joint venture, partnership, co-development, cost-sharing or other similar arrangement.

5.6                                 Financial Statements.

(a)                                  The Company has made available to Purchaser copies of the unaudited: (i) asset and liabilities statement of the Company (the “Balance Sheet”) as of  the twelve (12) months ending December 31, 2011, the “Balance Sheet Date”) and the related profit and loss, changes in stockholders’ equity and cash flow statements for the twelve month period then ended and (ii) asset and liabilities statement of the Company for the calendar years ended 2008, 2009 and 2010 and the related profit and loss, changes in stockholders’ equity and cash flow statements for the calendar years then ended (together with the Balance Sheet, the “Financial Statements”).

(b)                                 The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods specified therein.  The Financial Statements conform in all material respects with GAAP, except with respect to the reporting, or absence thereof, of intercompany transactions and related notes and schedules.

5.7                                 No Undisclosed Liabilities.  The Company does not have any Liabilities that are required to be reflected on a balance sheet prepared in accordance with GAAP or in the notes thereto or any “off-balance sheet arrangements” that would be required to be disclosed under Item 303(a)(4) of Regulation S-K promulgated under the Securities Act, except for Liabilities (i) specifically disclosed, reflected or reserved against on the Balance Sheet, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which arises out of any breach of contract, warranty, tort, infringement or violation of law) and (iv) that individually, or in the aggregate, are immaterial to the Company.

5.8                                 Absence of Certain Developments.  Except as contemplated by this Agreement or as set forth on Schedule 5.8, since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

5.9                                 Taxes.  Except as set forth on Schedule 5.9, all Income Tax Returns and all other material Tax Returns and reports required to be filed with respect to the Company have been timely filed, all such Tax Returns were true, correct and complete in all material respects, all material Taxes required to be paid by or with respect to the Company (whether or not shown on a Tax Return) have either been paid or are reflected on the Financial Statements in accordance with GAAP and all material Taxes required to be withheld by the Company have been withheld and paid over to the proper Taxing Authority.  Except as set forth on Schedule 5.9, as of the date hereof, (i) no Tax Return of the Company is under current examination by any Taxing Authority, (ii) there have been no audits of income Tax Returns of the Company for taxable years ending after April 20, 2006 and (iii) there are no deficiencies for any material amount of Taxes assessed against the Company that have not been fully paid, reflected on the Financial Statements in accordance with GAAP or otherwise satisfied or withdrawn.  No written claim has been made by a Taxing Authority for a taxable year ending after April 20, 2006 in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  The Company has not, within the past two (2) years, distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.  The Company is not, and has not been, a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).  Except as set forth on Schedule 5.9, as of the date hereof, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of non-United

States federal Income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of non-United States federal Income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

5.10                           Real Property.  The Company does not own any real property.  Schedule 5.10 sets forth a complete list of all leases of real property by the Company involving monthly payments in excess of $5,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor.  The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Real Property Leases and to the Knowledge of the Company it is not in material default under such Real Property Leases and there does not exist any event that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Real Property Leases.  To the Knowledge of the Company, no other party is in default thereof, and no party to the Real Property Leases has exercised any termination rights with respect thereto.  Notwithstanding the foregoing, the Company has good and marketable title to all leasehold improvements with respect to any Real Property Lease, except as would not be material to the Company.

5.11                           Tangible Personal Property.  Except as set forth on Schedule 5.11(a), the Company has valid title to all of its personal property, and such personal property is not subject to any Lien except as set forth on Schedule 5.11(a).  Schedule 5.11(b) sets forth all material leases for personal property leased by the Company (“Personal Property Leases”).  To the Knowledge of the Company, the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company under any of the Personal Property Leases and to the Knowledge of the Company it is not in material default under such Personal Property Leases and there does not exist any event that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Personal Property Leases.  To the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.  The Company has good and marketable title to (or with respect to leased properties and assets, valid leaseholder interests in) all properties and assets, real and personal, used in or necessary to the business of the Company, except as would not be material to the Company.  All material (individually or in the aggregate) plant, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair.

5.12                           Intellectual Property.

(a)                                  Schedule 5.12(a) sets forth all of the registered Intellectual Property and material unregistered Marks owned by the Company and all applications for registration of Intellectual Property owned by the Company.  Except as set forth on Schedule 5.12(b), the Company owns or has valid licenses to use all material Intellectual Property used in the business as currently conducted by the Company.  The Company has not exclusively licensed or authorized any other party or entity to exclusively use any of the material Intellectual Property used by the Company.  Except as set forth on Schedule 5.12(c), to the Knowledge of the

Company, (i) the material Intellectual Property used by the Company is not the subject of any challenge received by the Company in writing, (ii) the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company is a party or by which it is bound and (iii) no third party is infringing on any of the material registered Intellectual Property owned by the Company.

(b)                                 Except as set forth on Schedule 5.12(b), to the Knowledge of the Company, (i) there is no unauthorized use, disclosure, infringement, violation or misappropriation of any material Intellectual Property or violation of any material non-competition agreements by any third-party, and (ii) there is no unauthorized use, disclosure, infringement, violation or misappropriation of any intellectual property rights of any third party (“Third Party Intellectual Property Rights”) by the Company.

(c)                                  To the Knowledge of the Company, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement, to which the Company is a party relating to the Intellectual Property or Third Party Intellectual Property Rights.  To the Knowledge of the Company, no third-party is in breach of any material license, sublicense or other agreement (as to which the Company is a party) relating to Intellectual Property or Third Party Intellectual Property rights.

(d)                                 All material issued patents and registered trademarks, trade names, service marks, and copyrights owned by the Company are valid, subsisting, and in full force and effect.  The Company (i) is not a party to any legal proceeding, nor to the Knowledge of the Company is any such legal proceeding threatened in writing, which involves a claim of misuse, unauthorized disclosure, infringement, violation or misappropriation by the Company of any Third Party Intellectual Property Right; and (ii) has no Knowledge that the development, manufacturing, use, marketing, distribution, licensing or sale of its products and services discloses without authorization, infringes, violates or misappropriates any material Third Party Intellectual Property Right.

(e)                                  To the Knowledge of the Company, no consultants or employees of the Company who contributed to conception, reduction to practice, creation or development of material Intellectual Property in the course of providing services to the Company has any right, title or interest in any material Intellectual Property of the Company.

(f)                                    The Company has taken reasonable steps in accordance with normal industry practice in the industry in which it conducts its business to maintain the confidentiality of its trade secrets and other confidential information.

(g)                                 To the Knowledge of the Company, the Software developed by the Company does not contain, any Disabling Device including, but not limited to, any limitations that are triggered by:  (a) software being used or copied a certain number of times, or after the lapse of a certain period of time; (b) software being installed on or moved to a central processing unit or system that has a serial number, model number or other identification different from the central processing unit or system on which the software was originally installed; or (c) the occurrence or lapse of any similar triggering factor or event.  “Disabling Device” means any virus, worm, trap door, back door, timer, clock, counter, Trojan horse or other limiting routine, instruction or design that would erase data or programming or otherwise cause systems to become inoperable or incapable of being used in the full manner for which it was designed and created.

(h)                                 The Company has not delivered, licensed or made available, and has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software developed for the Company to any Person who is not, as of the date of this Agreement, an employee of the Company, and no Software material to the Business is subject to the terms of any “open source” or other similar license that provides for any source of such software to be disclosed, licensed, publicly distributed or dedicated to the public.

5.13                           Material Contracts.

(a)                                  Schedule 5.13(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i)                                     Contracts with Parent, Seller or any current officer, director or employee of the Parent, Seller or the Company;

(ii)                                  Contracts under which the Company is or will after the Closing be restricted from competing in any line of business or with any Person in any geographical area or soliciting or hiring any person;

(iii)                               any joint venture or partnership Contract;

(iv)                              Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business, for consideration in excess of $50,000;

(v)                                 Contracts relating to any acquisition to be made by the Company of any operating business or the capital stock of any other Person, in each case for consideration in excess of $100,000;

(vi)                              Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $100,000;

(vii)                           Contracts providing for severance, retention, change in control or other similar payments;

(viii)                        Contracts which involve the expenditure of more than $100,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 180 days’ or less, except for purchase orders issued in the Ordinary Course of Business;

(ix)                                any advertising sales representative agreements providing for third parties to receive commissions upon sales by the Company;

(x)                                   any contract regarding the development, ownership or use of material Intellectual Property (including material licenses to or from third parties, but other than commercial off the shelf software, as the terms is commonly understood);

(xi)                                Website hosting agreements and co-location facility agreements with any third party;

(xii)                             any Contract under which real time user updates and other social media communications, end user profiles and other data information is supplied or otherwise made available to the Company; and

(xiii)                          any Agreement, the consequences of default or termination of which could cause a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.13(b), the Company has not received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any other party under any Material Contract.  As of the date hereof, each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the Knowledge of the Company with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or event of default under any Material Contract.  True, correct and complete copies of all Material Contracts have been delivered or made available to the Purchaser.

(c)                                  With respect to the fifteen (15) largest advertisers of the Company, as measured by the dollar amount of ad purchases therefrom for cash for the fiscal year ended December 31, 2011 (the “Material Advertisers”), the Company is not involved in any material claim, dispute or controversy with any such Material Advertiser.

5.14                           Employee Benefits Plans; Employee Matters.

(a)                                  Schedule 5.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee plan or agreement maintained or contributed to by the Company or the Seller Group for the benefit of employees of the Company (each, a “Company Benefit Plan”).  The Company has made available to Purchaser correct and complete copies of each Company Benefit Plan and, to the extent applicable, (i) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan, and (iii) the most recent IRS determination letter for each Company Benefit Plan.  Schedule 5.14(a) identifies each Company Benefit Plan that is sponsored or administered by the Company, or that is exclusive to employees of the Company (with no other employees of the Seller Group eligible to participate), each such Company Benefit Plan referred to herein as an “Assumed Plan.”  Each Company Assumed Plan has been administered in all material respects in accordance with its terms.  All

Company Assumed Plans are in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not have a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 5.14(b), no Company Assumed Plans are “employee pension benefit plans” (as defined in Section 3(2) of ERISA).  Each Company Assumed Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Company Assumed Plan is qualified under section 401(a) of the Code and the trust related thereto is exempt from federal income taxes under section 501(a) of the Code.  No such determination letter has been revoked and revocation has not been threatened.  No such Company Assumed Plan has been amended or operated since the date of its most recent determination letter in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(c)                                  All contributions, premiums and benefit payments under or in connection with the Company Assumed Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Assumed Plans have been timely made or have been reflected on the most recent Balance Sheet.

(d)                                 Except as set forth on Schedule 5.14(d), neither the Company nor any ERISA Affiliate has made any written representation or promise of any bonus or performance payment to any employee, officer or director of the Company.

(e)                                  Except as set forth on Schedule 5.14(e), neither the Company nor any ERISA Affiliate is a party to, or in the last six (6) years has made any contribution to, or otherwise incurred any obligation under, (i) any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA, or (iii) any other plan which was ever subject to Section 412 of the Code or Title IV of ERISA.

(f)                                    (i) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any employee of the Company; (ii) neither the Company nor any officer of the Company has been party to any non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Benefit Plan; (iii) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Assumed Plans; (iv) with respect to each Assumed Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (v) the Company has not incurred, and does not expect to incur any liability under Title IV of ERISA or Section 412 of the Code with respect to any Company Benefit Plan or any other benefit plan of the Company or any ERISA Affiliate; and (vi) except as set forth on Schedule 5.14(f), each Assumed Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser (other than ordinary administrative expenses typically incurred in a termination event and contributions made though the date of termination).  The Company has prepared in good faith and timely filed all requisite governmental reports, filings and registrations (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each Assumed Plan, except, in each case, for noncompliance for which the Company could not be reasonably expected to have a material liability.  No suit, administrative proceeding, action or other litigation is pending, or to the Knowledge of the Company is threatened, against or with respect to any Assumed Plan, including any audit or inquiry by the IRS, the United States Department of Labor or any other Governmental Entity.

(g)                                 With respect to each Company Benefit Plan, the Company and the Seller Group have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, except, in each case, for noncompliance for which the Company could not be reasonably expected to have a material liability.

(h)                                 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Assumed Plan which would materially increase the expense of maintaining such Assumed Plan above the level of expense incurred with respect to that Assumed Plan for the most recent fiscal year included in the Financial Statements.

(i)                                     To the Knowledge of the Company, no condition exists as a result of which the Company would have any liability, whether absolute or contingent, including any obligations under the Company Benefit Plans, with respect to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee.

(j)                                     Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated in full compliance with Section 409A of the Code and the final regulations promulgated thereunder with respect to employees of the Company.  No such nonqualified deferred compensation plan contains a provision that violates, or could give rise to a violation of, Section 409A of the Code with respect to employees of the Company.  The Company and the Seller Group have fully complied with all withholding and reporting obligations imposed under Section 409A of the Code with respect to each Company employee participating in any such nonqualified deferred compensation plan.  The Company has no actual or potential liability with respect to any gross-up, make-whole, or other similar additional payment with respect to taxes, interest or penalties imposed under Section 409A of the Code.

(k)                                  Schedule 5.14(k) lists:  (i) (x) all current employees of the Company, their respective work location, title, date of hire and current rate of base compensation, and (y) each person who has either accepted, has an outstanding offer, or whom the Company proposes to offer employment and such person’s prospective or proposed date of hire, title and rate of base compensation; (ii) each employment agreement or arrangement to which the Company is a party and which is not terminable “at will” or upon such notice as results by Law from the termination of employment of an employee without agreement as to notice or severance by the Company;

and (iii) the names of each employee of the Company who is subject to a non-competition, non-solicitation or similar agreement.  True and correct copies of agreements for (ii) and (iii) above have been provided to the Purchaser.  The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices.  There are no unfair labor practice charges or complaints pending or to the Knowledge of the Company, threatened on behalf of an employee or group of employees of the Company.  The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits or social security (other than routine payments to be made in the Ordinary Course or as required by applicable Law).  Except as set forth on Schedule 5.14(k), there are no disputes pending or, to the Knowledge of the Company, threatened, between the Company and any current or former employees, which controversies have or could reasonably be expected to result in a Legal Proceeding or arbitration.  The Company is not a party to any collective bargaining agreement or other labor unions contract nor to the Knowledge of the Company are there of any activities or proceedings of any labor union to organize any such employees.  Except as set forth on Schedule 5.14(k), to the Knowledge of the Company, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  Except as set forth on Schedule 5.14(k), no employees of the Company have given notice to the Company, nor to the Knowledge of the Company does any such employee intend to terminate his or her employment with the Company.  The Company is not a party to any Contract that shall result in the payment by, or creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Company any severance, termination, or other similar payments to any employee following termination of employment or otherwise except as set forth on Schedule 5.14(a).  The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.  Except as set forth on Schedule 5.14(k), none of the employees of the Company are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant Governmental Body.

5.15                           Litigation.  Except as set forth on Schedule 5.15, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Body, which, if adversely determined, would have a Material Adverse Effect.  The Company is not subject to any material Order of any Governmental Body.

5.16                           Compliance with Laws; Permits.  Except as set forth on Schedule 5.16, the operations, business and assets of the Company are in compliance in all material respects with applicable Laws.  To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws, except where such violation would not be materially adverse to the Company.  The Company has been granted all material Permits necessary for the conduct of its business, and the Company has not received any notice that any Governmental Body or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the Ordinary Course of Business any of such Permits.  There are no Claims pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit.

5.17                           Environmental Matters.  The representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of the Company or Seller pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as set forth on Schedule 5.17 hereto:

(a)                                  the operations of the Company are and, to the Knowledge of the Company, have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

(b)                                 the Company is not subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company may be in material violation of any Environmental Law or any Environmental Permit or may have any material liability under any Environmental Law;

(c)                                  to the Knowledge of the Company, there are no pending or threatened investigations of the business of the Company, or any currently or previously owned or leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law.

(d)                                 Except as set forth on Schedule 5.17(d), to the Knowledge of the Company, no release, discharge or spill of Hazardous Materials has occurred or is occurring at concentrations exceeding those allowed by Environmental Laws at any real property currently or previously owned or leased by the Company that would reasonably be expected to result in the Company incurring material liabilities under Environmental Laws.

(e)                                  Except as set forth on Schedule 5.17(e), to the Knowledge of the Company, no building, equipment or other improvement over which the Company has control on any real property owned, leased or operated by the Company contains any friable asbestos-containing materials or any polychlorinated biphenyls.

(f)                                    To the Knowledge of the Company, the Company made available all material non-privileged assessments, audits, reports and similar documentation related to environmental matters that are in the Company’s possession or reasonable control.

5.18                           Financial Advisors.  Except as set forth on Schedule 5.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.  The Company has no liability or obligation to pay a fee or commission or like payment to any Person who has acted directly or indirectly, as a broker, finder or financial advisor for Seller or the Company in connection with the transactions contemplated by this Agreement.

5.19                           Insurance Policies.  Schedule 5.19 sets forth a correct and complete list of all material insurance policies maintained by the Company or on behalf the Company to which it is an additional insured or otherwise is a beneficiary of such policies (the “Policies”).  The Policies (a) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (b) provide coverage for the operations conducted by the Company of a scope and coverage consistent, in all material respects, with customary practice in the industries in which the Company operates and (c) are in full force and effect.  The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No written notice of cancellation or termination or notice of any material premium increase has been received by the Company with respect to any of the Policies.  There is no material claim pending under any of such policies, and no material claim as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies.

5.20                           Interested Party Transactions.  Except as set forth in Schedule 5.20, no employee, officer or director of Parent or Seller or any of their respective Affiliates: (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the Company; (b) owns, or has any interest in, the assets of the Company or any right, property or asset which is utilized or required by the Company in connection with owning or operating the Company; (c) has any other business relationship (as lessor, supplier, customer, consultant or otherwise, except in their capacity as a member, officer or employee) with the Company; or (d) has any claim or cause of action against the Company (other than routine claims for benefits under any Company Benefit Plans).

5.21                           Effect of Transfer of the Shares.  Except as set forth on Schedule 5.21, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director or other service provider of the Company to severance benefits or any other payment (including severance, unemployment compensation, golden parachute, bonus, termination or otherwise) becoming due; (ii) increase any benefits otherwise payable by the Company to any current or former employee, director or other service provider; or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or service provider.

5.22                           Powers of Attorney/Bank Accounts.  Schedule 5.22 sets forth the names and locations of (a) each Person holding a power of attorney on behalf of the Company, and (b) all banks, trust companies, brokerage firms or other financial institutions at which the Company maintains an account or safe-deposit box and the name of each person authorized to draw thereon or make withdrawals therefrom.

5.23                           Data Privacy and Data Protection.

(a)                                  A privacy statement is posted and accessible to individuals on the Company’s website (“Privacy Statement”).  At all times, the Company has complied in all material respects with its Privacy Statement and with all applicable Laws and, to the Knowledge of the Company, with the Payment Card Industry Data Security Standard.

(b)                                 The Company has implemented commercially reasonable measures to protect from unauthorized access all personal data and/or personally identifiable information (“PII”) held on information technology systems controlled by or on behalf the Company.

5.24                           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, Seller or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article V hereof (as modified by the Schedules), the Company and Seller hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Company or Seller or any of their respective Affiliates).  The Company and Seller make no representations or warranties to Purchaser regarding the probable success or profitability of the Company.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents, severally and not jointly, to Purchaser that:

6.1                                 Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

6.2                                 Authorization of Agreement.  Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3                                 Conflicts; Consents of Third Parties.

(a)                                  None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or Seller Documents, or the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby, except for compliance with the applicable requirements of the HSR Act and such other consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

6.4                                 Ownership and Transfer of Shares.  Except for the Liens and encumbrances set forth on Schedule 6.4, Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens.  All such liens and encumbrances as set forth in Schedule 6.4 shall be released on or prior to the Closing Date, and concurrent with such release, Seller will have the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

6.5                                 Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Seller, threatened that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the transactions contemplated hereby.

6.6                                 Financial Advisors.  Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

7.1                                 Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

7.2                                 Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 7.3(a) hereto, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act and such other consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(c)                                  None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof requires, or will require, the vote or approval of the holders of any class or series of capital stock of Purchaser or any direct or indirect equityholder of Purchaser.

7.4                                 Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7.5                                 Investment Intention.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.6                                 Financial Advisors.  Except for BDT Capital Partners, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof for which Seller is liable.

7.7                                 Financial Capability.  At Closing, Purchaser shall have sufficient immediately available funds to pay, in cash, the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

8.1                                 Access to Information.

(a)                                  Prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its consultants, agents, accountants, attorneys and financial advisors), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records of the Company as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  The Company shall cause its officers, employees and representatives (including its consultants, agents, accountants, attorneys and financial advisors) to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which consent shall not be unreasonably withheld, (i) Purchaser shall not contact any suppliers to, or customers of, the Company in connection with the transactions contemplated by the Agreement, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company.

(b)                                 For a period of two years after the Closing, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records of the Company and to other books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings.  Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 8.1(b).

8.2                                 Conduct of the Business Pending the Closing.

(a)                                  From the date hereof through the earlier of (x) the date this Agreement is terminated pursuant to Section 4.2 or (y) the Closing Date, except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall:

(i)                                     conduct the business of the Company only in the Ordinary Course of Business and in material compliance with all Laws; and

(ii)                                  use its commercially reasonable efforts to (A) maintain the value of the Company’s business as a going concern, (B) preserve the present business operations, organization (including officers and employees) and goodwill of the Company, and (C) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers).

(b)                                 Except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not:

(i)                                     declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company

(ii)                                  transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii)                               effect any recapitalization, reclassification or like change in the capitalization of the Company;

(iv)                              amend the certificate of incorporation or by-laws or comparable organizational documents of the Company;

(v)                                 sell, lease or otherwise dispose of any material assets of the Company (except for sales or other dispositions of advertising or inventory in the Ordinary Course of Business);

(vi)                              license any Intellectual Property of the Company to or from third parties to the extent not in the Ordinary Course of Business;

(vii)                           (A) materially increase the salary or wages of any employee of the Company, (B) grant any unusual, special or extraordinary bonus to any employee of the Company, (C) materially increase the coverage or benefits available under any Company Benefit Plan as applied to Company employees or accelerate the time of payment or vesting, or lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan (or any compensation or benefit plan or arrangement that would be a Company Benefit Plan if in effect on the date hereof) as applied to Company employees or (D) permit any employee of the Company to participate in any new arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(viii)                        change any of the Company’s accounting policies or practices;

(ix)                                waive any provision of any confidentiality or employee invention assignment agreement to which it is a party;

(x)                                   terminate or materially amend or modify any privacy policy governing the acquisition, sharing, use or security from unauthorized disclosure of PII that is possessed or otherwise subject to the control of the Company;

(xi)                                accelerate accounts receivable (including by the offering of discounts for payment), delay payment on accounts payable or take other actions out of the Ordinary Course of Business the intent or primary effect of which is to increase any amounts payable to Seller under Section 3.3 hereof;

(xii)                             mortgage, pledge or otherwise subject to any Lien, any property or assets of the Company other than (A) conditional sales or similar security interests granted in connection with the lease or purchase or equipment or supplies in the Ordinary Course of Business and (B) Permitted Exceptions;

(xiii)                          other than in the Ordinary Course of Business, terminate, amend, restate, supplement or waive any rights under any (A) material Contract, Real Property Lease, Personal Property Lease or Intellectual Property license or (B) material Permit;

(xiv)                         enter into any commitment for capital expenditures of the Company inconsistent with the Company’s 2012 capital expenditure budget set forth on Schedule 8.2;

(xv)                            enter into or agree to enter into any merger or consolidation with any Person; or

(xvi)                         make or change any material Tax election, adopt or change any material Tax accounting method, file any amended Tax Return, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, in each case relating to the Company, if such election, change, filing, settlement, surrender or consent would have the effect of materially increasing the Tax liability of the Company for any taxable period ending after the Closing Date; or

(xvii)                      enter into any Contracts that would impose obligations to do any of the actions referred to in this Section 8.2.

Purchaser shall respond with reasonable promptness to any and all requests by the Company for consent(s) for the Company to take any of the actions specified in this Section 8.2.

8.3                                 Consents.  The Purchaser and the Company shall use their commercially reasonable efforts, and Seller shall cooperate with Purchaser and the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Sections 5.3(b), 6.3(b) and 7.3(b) hereof, provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

8.4                                 Regulatory Approvals.

(a)                                  Each of Purchaser, the Company, Parent (if necessary) and Seller (if necessary) shall (a) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws (as defined below) with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four weeks (to the extent practical) in the case of all other filings required by other Antitrust Laws, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.  Both parties shall share the costs of any filing fees associated with the approvals sought hereunder.

(b)                                 Each of Purchaser and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and the Company shall cooperate and use its reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Purchaser and the Company decide that litigation is not in their respective best interests.  Each of Purchaser and the Company shall use their reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and the Company agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided that neither Purchaser nor the Company shall be required to take any of the foregoing actions to the extent such actions would result in a material adverse effect on the Company or Purchaser.

8.5                                 Further Assurances.  Subject to, and not in limitation of, Section 8.4, each of Purchaser and the Company shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  In addition, prior to Closing, Seller shall use commercially reasonable efforts to obtain a customary estoppel certificate from the landlord of the Real Property Lease set forth on Schedule 5.10.

8.6                                 Confidentiality.  Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller dated July 6, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.  Otherwise, the Confidentiality Agreement shall survive any termination of this Agreement, subject to its terms, and nothing in this Agreement shall relieve Seller or Purchaser of their obligations under the Confidentiality Agreement.

8.7                                 Preservation of Records and Retrieval of Confidential Information.

(a)                                  Subject to any retention requirements relating to the preservation of Tax records, Parent, Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Company for a period equal to the greater of (i) seven (7) years from the Closing Date or (ii) such period required by applicable Law, and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Parent, Seller, the Company or Purchaser or any of their Affiliates or in order to enable Parent, Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Parent, Seller or Purchaser wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

(b)                                 Following the Closing, Seller shall deliver to the Purchaser a list of all Persons to whom the Company or any of its representatives furnished confidential information concerning the Company in connection with the proposed sale of the Company and copies of all confidentiality agreements entered into by such Persons for the benefit of the Company in connection with the solicitation of prospective acquirers, in each case, to the extent allowable under the terms of the applicable confidentiality agreement.  Following the Closing, Seller shall provide reasonable cooperation in connection with the Purchaser’s efforts to retrieve (and shall cause its agents and direct its representatives to retrieve) all such confidential information from such Persons to the extent such retrieval is consistent with the terms of the applicable confidentiality agreements.  Parent and the Seller hereby assign to the Purchaser their respective rights, if any, to enforce the confidentiality agreements, to the extent the Company is not a party or beneficiary to such confidentiality agreements.

8.8                                 Publicity; Press Release.  Each party hereto agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or by the rules and regulations of the Securities and Exchange Commission or New York Stock Exchange and only to the extent required thereby.  Promptly following the execution of this Agreement, each of the parties may issue a press release, in each case, in a form mutually agreed to by the parties announcing the execution of this Agreement.  Thereafter, each party, hereby agrees to (a) consult promptly with and obtain prior approval (which approval shall not be unreasonably withheld) from the other party prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the terms hereof and (b) provide to the other party for review and approval (which approval shall not be unreasonably withheld) a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation, review and approval by the other party, unless required by applicable Law or by the rules and regulations of the Securities and Exchange Commission or New York Stock Exchange and only to the extent required thereby, in which case the party shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

8.9                                 Employment and Employee Benefits.

(a)                                  Compensation and Benefits.

(i)                                     From and after the Closing Date, Seller Group shall retain all Company Benefit Plans other than the Assumed Plans and all liabilities under the Company Benefit Plans other than the Assumed Plans.  Employees of the Company shall cease participation in the Company Benefit Plans other than the Assumed Plans on or after the Closing Date other than with respect to claims incurred prior to the Closing Date or as required by Law.  From and after the Closing Date, the Company shall retain all Assumed Plans and all liabilities under the Assumed Plans.  As soon as reasonably practicable (but in no event later than three (3) business days) following the Closing Date the Seller Group shall provide Purchaser with a schedule setting forth the vacation and paid time off benefits accrued but unused or unpaid as of the Closing Date with respect to all Company employees.

(ii)                                  For a period of twelve (12) months following the Closing Date, or such longer period of time required by applicable Law, Purchaser shall provide to employees of the Company who were employed immediately prior to the Effective Time (“Continuing Employees”), while employed by Purchaser or its Affiliates, (i) base compensation that is not less than the base compensation paid to such Continuing Employee by Seller immediately prior to Closing, (ii) and other benefits (other than equity or equity based compensation and Company sale incentives) that are substantially similar in the aggregate to those provided to such Continuing Employees immediately prior to the Closing.

(iii)                               For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser providing benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall, to the extent it is permitted to do so under the terms of its plans and applicable Law, credit each Continuing Employee with his or her years of service with the Company to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan, provided, however, that Purchaser shall not be required to credit pre-Closing service with the Company for purposes of eligibility for retiree welfare plan participation or eligibility for 401(k) match under Purchaser Plans, and further provided that Purchaser shall credit Continuing Employees with pre-Closing service with the Company for purposes of determining severance benefits under Purchaser’s severance plan.  The Purchaser Plans shall not, to the extent it is permitted to do so under the terms of its plans and applicable Law, deny Continuing Employees coverage on the basis of pre-existing conditions, shall waive all exclusions and waiting period with respect to participation and coverage and shall use commercially reasonable efforts to credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.

(iv)                              For the avoidance of doubt, the provisions of Section 12.7 are intended to apply to this Section 8.9.

8.10                           Disclosure Schedules .  The Company and Seller may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

8.11                           Control of Business.  Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Company remains in the dominion and control of the Company until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Company, except as specifically contemplated or permitted by Article VIII or as otherwise consented to in advance by an officer of Seller or the Company.

8.12                           Non-Solicitation Non-Disturbance and Non-Compete.

(a)                                  During the period from the date hereof through the earlier of (i) the Closing and (ii) the date that is two (2) years following the termination of this Agreement pursuant to Section 4.2 hereof, Purchaser shall not directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any employee of the Company who is a management or key employee of the Company as of the date hereof or at any time during such period (provided that neither (x) the hiring or retention of such employees or consultants whose employment or consultancy have been terminated by the Purchaser or the Company nor (y) the hiring of such employees through the use of general advertisements or hiring agents not directed to target Company employees directly shall be deemed to violate the foregoing provisions).  Furthermore, if this Agreement is terminated pursuant to Section 4.2 hereof, Purchaser shall not oppose or seek to prevent or frustrate any transaction or agreement that the Company may propose or enter into relating to the sale of all or any portion of the Company to any third party unless Seller is in breach of any of its representations, warranties, covenants or agreements hereunder.

(b)                                 For a period of two (2) years after the Closing Date, Seller shall not directly or indirectly, and shall cause its Affiliates not to, employ or retain as a consultant any employee of the Company who is a management or key employee of the Company as of the date hereof or at any time during such period; provided that the foregoing shall not prohibit the hiring or retention of such employees or consultants whose employment or consultancy have been terminated by the Purchaser or the Company.

(c)                                  Non-Disturbance.  For a period of one (1) year after the Closing Date, Seller shall not, whether as principal, agent, employee, stockholder, partner, member, manager, independent contractor, consultant or in any other capacity, seek to influence, alter or interfere with any relationship of the Company with any landlord, supplier, distributor, customer, vendor or Governmental Entity in any manner that is materially adverse to the Company.

(d)                                 Non-Compete.  For a period of three (3) years after the Closing Date, neither Parent nor Seller shall, directly or indirectly, operate a website substantially similar to the website currently operated by the Company in any territory in which the Company presently conducts business; provided that the foregoing shall not preclude, prohibit or restrict Parent, Seller or any of their Affiliates from operating websites under the Taste of Home brand in a manner consistent with past practice, subject to the following: neither Parent, Seller or any of their Affiliates shall (i) materially alter or change, or take any action that would reasonably be expected to materially alter or change, the manner in which Taste of Home presently conducts its business or operations so as to more directly compete with the Company, (ii) make any material acquisitions of third-party recipe content substantially similar to the current content of the Company, (iii) increase the level of recipes on the Taste of Home website accessible by users beyond what is set forth on Schedule 8.12(d), or (iv) materially lower the percentage of recipes on the Taste of Home website that are submitted by magazine subscribers.  This Section 8.12(d) shall be binding on any purchaser of the assets or business of or relating to the Taste of Home brand for a period equal to the lesser of (A) three (3) years after the Closing Date and (B) eighteen (18) months after the date that such purchase was effective.  Notwithstanding the foregoing, this Section 8.12(d) shall not in any way prohibit or restrict such purchaser from engaging in any business activities, including operating a website substantially similar to the website currently operated by the Company in any territory in which the Company presently conducts business, provided such business activities are not directly related to the Taste of Home brand.

(e)                                  Use of Name.  From and after the Closing, except as provided in the License Agreement, Seller shall not, directly or indirectly, use as a trademark or have any right to use as a trademark the name “AllRecipes.com” or any other trade names, trademarks, logos or any derivatives thereof owned by the Company.

(f)                                    Modification.  The necessity of the protections set forth above, and the nature and scope of such protection, has been carefully considered by the parties hereto.  The parties hereto agree and acknowledge that the term, scope and geographic areas applicable to the covenants described in this Section 8.12 are fair, reasonable and necessary and that adequate compensation has been received by the Sellers for such obligations.  If, however, for any reason any court of competent jurisdiction shall at any time deem the term of any particular covenant set forth in this Section 8.12 too lengthy, the geographic area of any particular covenant set forth in this Section 8.12 too extensive, or any of the covenants set forth in this Section 8.12 otherwise not enforceable, the other provisions of this Section 8.12 shall nevertheless stand, and the term of such covenants shall be deemed to be reduced to the longest period permissible by Law under the circumstances, and such other covenants shall be enforced to the fullest extent consistent with applicable Law under the circumstances.  It is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

(g)                                 Nothing in this Section 8.12 is intended to, nor shall it be construed as, a waiver or discharge of any of the rights and obligations under the Confidentiality Agreement of the parties thereto.

8.13                           Notification of Certain Events.  From the date hereof through the Closing, the Company and Seller, if applicable shall give reasonably prompt notice to Purchaser and Purchaser shall give reasonably prompt notice to the Company and Seller of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the Purchaser’s, Seller’s or the Company’s respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Purchaser, Seller or the Company to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

8.14                           Seller Release.  Each of Parent and Seller hereby forever fully and irrevocably releases and discharges the Purchaser, the Company and their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members (direct and indirect), managers, directors, officers, employees, agents, and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to the Company or such Parent or Seller’s ownership of Shares, which Seller can, shall or may have against the Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Entity, against any Released Party based upon any Released Claim.  Notwithstanding the preceding sentence of this Section 8.14, “Released Claims” does not include, and the provisions of this Section 8.14 shall not release or otherwise diminish the obligations of the Purchaser or the Company expressly set forth in any provisions of this Agreement.

8.15                           No Solicitation of Offers.  Until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent, Seller and the Company shall not (and Seller shall cause the Company not to), directly or indirectly, through any Affiliate, representative or otherwise, (a) solicit, initiate or encourage the submission of proposals or offers from any Person relating to any acquisition or purchase of the business or assets of, or any equity interest in, or any merger, consolidation or business combination with, the Company (an “Acquisition Proposal”), or (b) continue or participate in any discussion or negotiation regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other Person.  Parent and Seller shall notify the Purchaser promptly upon the receipt by Parent, Seller, the Company or any of their Affiliates or representatives of any Acquisition Proposal.

8.16                           Ancillary Agreements.  At the Closing, (i) the Company and Seller shall execute the Transition Services Agreement and (ii) the Company, Purchaser and Seller shall execute the License Agreement.

8.17                           Release.  From and after the date hereof, the parties hereto shall, at the expense of Seller, use their respective commercially reasonable efforts to obtain, on or prior to the Closing, the termination of, and full release of Parent, Seller and their respective Affiliates (other than the Company) from any and all obligations arising under any and all guarantees, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements issued in connection with the Fifth and Pine Building Lease, dated as of December 28, 2009, by and between Fifth & Pine LLC and the Company, as amended on September 20, 2011 and made in respect of the obligations of, or for the benefit of any obligee of, the Company by Parent, Seller and their respective Affiliates (other than the Company) (each, a “Parent Guaranty”).  For the avoidance of doubt, such efforts shall include an offer by Purchaser (or with the Parent’s consent a subsidiary or other Affiliate of Purchaser) to substitute its own obligations for those of Parent, Seller and their respective Affiliates (other than the Company) under any Parent Guaranty on no less favorable terms.

8.18                           Non-Foreign Affidavit.  On the Closing Date, Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date and in form and substance meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that Seller is not a “foreign person” as described in Section 1445 of the Code.

8.19                           Release of Liens.  Prior to or in conjunction with the Closing, Seller shall deliver to Purchaser copies of the appropriate recorded documents evidencing the release and/or termination of the liens and/or security interests set forth on Schedule 5.11(a) related to the personal property and set forth on Schedule 6.4 related to the Shares, in favor of Wilmington Trust FSB and/or Wilmington Trust National Association.

ARTICLE IX

TAX MATTERS

9.1                                 Tax Indemnity by Seller.  Except to the extent such Taxes are reflected as a liability in the calculation of Closing Working Capital, Seller shall pay or cause to be paid, and shall indemnify Purchaser and each of its Affiliates (including the Company after the Closing Date) (each a “Purchaser Tax Indemnitee”) and hold each Purchaser Tax Indemnitee harmless from and against (i) any and all Income Taxes imposed on or incurred by the Company with respect to Pre-Closing Periods, (including Income Taxes imposed on or incurred by the Company as a result of the Section 338(h)(10) Election and any and all consolidated, combined or unitary Income Taxes reportable on a Combined Tax Return (including any liability pursuant to Treas. Reg. 1.1502-6(a) (or any similar provision of state or local Law) by reason of the inclusion of the Company in a Consolidated Group) (ii) all Taxes based upon or resulting from the failure of the representations and warranties contained in Section 5.9 to be true and correct in all respects as of the date hereof and as of the Closing Date) and (iii) any and all Taxes for which Seller is responsible under Section 9.13, other than (a) any Taxes arising from any action or transaction by Purchaser or the Company outside of the Ordinary Course of Business on the Closing Date after the Closing that is not explicitly contemplated by this Agreement, and (b) any Taxes that result from any breach of any covenant or agreement of Purchaser contained in this Agreement (such Taxes, excluding those described in clauses (a) and (b), “Seller Indemnified Taxes”).  Notwithstanding anything to the contrary herein, Seller Indemnified Taxes shall not include any Taxes imposed on or incurred by the Company with respect to a taxable period (or portion thereof) ending after the Closing Date other than a Tax liability arising by reason of a breach of the representation set forth in the last sentence of Section 5.9.

9.2                                 Tax Indemnity by Purchaser.  Purchaser shall pay or cause to be paid, and shall indemnify Seller and each of its Affliliates (other than the Company) (each a “Seller Tax Indemnitee”) and hold each Seller Tax Indemnitee harmless from and against, any and all Taxes (a) arising from any action or transaction by Purchaser or the Company outside of the Ordinary Course of Business on the Closing Date after the Closing that is not explicitly contemplated by this Agreement, (b) that result from any breach of any covenant or agreement of Purchaser contained in this Agreement, or (c) for which Purchaser is responsible under Section 9.13.

9.3                                 Straddle Periods.  For purposes of Section 9.1, in the case of any taxable period that includes (but does not end on) the Closing Date, the portion of such Income Tax that relates to the portion of such taxable period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.

9.4                                 Taxable Year.  To the extent permitted or required by Law or administrative practice, the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

9.5                                 Filing Responsibility.

(a)                                  Seller shall timely prepare and file or cause to be timely prepared and filed (i) any Income Tax Returns of or with respect to the Company in respect of any taxable period ending on or before the Closing Date (including any Combined Tax Returns), and (ii) all Tax Returns that are required to be filed by or with respect to the Company that are due (including extensions) on or before the Closing Date.  Other than Income Tax Returns that are Combined Returns, Seller shall permit Purchaser to review such Income Tax Returns prior to filing and shall make such revisions to such Income Tax Returns as are reasonably requested by Purchaser; provided, however, that to the extent Seller prepares or causes to be prepared such Tax Returns in a manner consistent with prior practice, Purchaser’s suggested revisions will be deemed unreasonable unless required by applicable Law.

(b)                                 Purchaser and the Company shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 9.5(a), file all other Tax Returns with respect to the Company.  To the extent Purchaser could be entitled to indemnification under this Agreement with respect to such Tax Returns, Purchaser and Company shall permit Seller to review such Tax Returns prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Seller; provided, however, that to the extent Purchaser and Company prepare or cause to be prepared such Tax Returns in a manner consistent with prior practice, Seller’s suggested revisions will be deemed unreasonable unless required by applicable Law

(c)                                  Purchaser and Seller shall attempt in good faith to resolve any disagreement regarding the Tax Returns described in Section 9.5(a) and (b) prior to the due date for filing.  In the event that Purchaser and Seller are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved by an independent accounting firm mutually acceptable to Purchaser and Seller.  The fees and expenses of such accounting firm shall be borne equally by Purchaser and Seller.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, without prejudice to the rights of the parties to continue such dispute

9.6                                 Refunds, Credits and Carrybacks.

(a)                                  Except to the extent reflected as an asset in the calculation of Closing Working Capital that results in an increase to the Purchase Price, Seller shall be entitled to any refunds of or credits against any Seller Indemnified Taxes and any refunds or credits to which Seller is entitled under Section 9.6(c).  Purchaser shall be entitled to any refunds or credits of the Company of or against any Taxes other than refunds or credits to which Seller is entitled.

(b)                                 Purchaser shall cause the Company promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article IX) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Article IX) after receipt thereof.

(c)                                  Purchaser agrees that the Company shall not elect to carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (a “Subsequent Loss”) into any taxable period ending on or before the Closing Date if such a carryback could relate to or affect any Seller Indemnified Tax.  If a Subsequent Loss is carried back into any taxable period ending on or before the Closing Date, Seller shall be entitled to any refund of Taxes resulting therefrom.

9.7                                 Tax Contests.  Notwithstanding any other provision of this Agreement, (a) Seller shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or a member of the Seller Group or (ii) any Tax Return of a Consolidated Group or (iii) any other Seller Indemnified Tax; provided, however, that (x) with respect to any Tax Proceeding that relates to a Tax Return for the Company only and not the Consolidated Group: (i) Purchaser shall have the right to participate in such Tax Proceeding at its own expense, and (ii) Seller shall not settle or compromise such Tax Proceeding without Purchaser’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned); (y) any such Tax Proceeding that relates to a taxable period that includes (but does not end on) the Closing Date shall be controlled jointly by Purchaser and Seller; and (z) if Seller proposes to settle a Tax Proceeding and Purchaser does not give its consent to such settlement, the amount for which Seller would otherwise be required to indemnify under this Agreement with respect to such Tax Proceeding shall not exceed the amount for which Seller proposed to settle such Tax Proceeding), and (b) Seller shall not be required to provide any person with any Tax Return described in Section 9.7(a)(i) or (ii) or copy thereof (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 9.7, the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Company).

9.8                                 Cooperation and Exchange of Information.  Not more than sixty (60) days after the receipt of a customary package of Tax information materials requests from Seller, Purchaser shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, requested by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Company.  Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller’s past practice.  Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund (including those Tax Returns required to be prepared and filed by Seller under Section 9.5(a)), (ii) determining a liability for Taxes or an indemnity obligation under this Article IX or a right to refund of Taxes, or (iii) conducting any Tax Proceeding.  Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess.  Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

9.9                                 Tax Sharing Agreements.  Anything in any other agreement to the contrary notwithstanding, all liabilities, obligations and rights between any member of the Seller Group, on the one hand, and the Company, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

9.10                           Timing Differences.  Purchaser agrees that if as the result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item which relates to or affects any Seller Indemnified Tax, by any Taxing Authority or as a result of any indemnification provided by Seller under this Agreement, Purchaser or any of its Affiliates, including the Company, actually realizes a Tax benefit that, but for such Tax Item or indemnification, would not have been realized, then Purchaser shall pay to Seller the amount of such Tax benefit within fifteen (15) days of filing the Tax Return in which such Tax benefit is realized.

9.11                           Survival.  The indemnification obligations contained in this Article IX shall survive the Closing Date until thirty (30) days after the expiration of the applicable statutory periods of limitation.

9.12                           Tax Treatment of Payments.  Seller, Purchaser, the Company and their respective Affiliates shall treat any and all payments under this Article IX as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

9.13                           Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each pay, when due, and be responsible for one-half of any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees imposed on the sale or transfer of the Shares pursuant to this Agreement (collectively, “Transfer Taxes”).  Purchaser and Seller shall jointly prepare all Tax Returns with respect to such Transfer Taxes and the party legally required to file such Tax Returns shall do so.

9.14                           Section 338(h)(10) Election.  Parent shall execute and deliver to Purchaser such forms as Purchaser requests for the purposes of Parent and Purchaser making a joint election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax Law) with respect to the purchase and sale of the Shares hereunder (the “338(h)(10) Election”).  To the extent Purchaser timely files the Section 338(h)(10) Election with the applicable Taxing Authorities, Parent shall report on the appropriate Combined Tax Return the gain recognized on the deemed transfer of the Company’s assets as a result of making the 338(h)(10) Election.

9.15                           Allocation of Purchase Price.  In connection with the election made pursuant to Section 9.14, within one hundred twenty (120) days following the Closing Date, Purchaser shall prepare and deliver to Seller a schedule allocating the  aggregate deemed sale price, as defined in Treasury Regulations Section 1.338-4 (or, if different, the sales price that is required to be used for purposes of any state or local Law), among the assets of the Company (the “Section 338 Allocation Schedule”).  The Section 338 Allocation Schedule shall be prepared in accordance with Section 338 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and, if applicable, in accordance with any other similar provision of state or local Law).  Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the Section 338 Allocation Schedule delivered by Purchaser.  In the event that Seller and Purchaser are unable to reach a mutual agreement on the Section 338 Allocation Schedule within sixty (60) days of Seller receiving the Section 338 Allocation Schedule, the parties hereto shall cooperate in good faith to appoint within ten (10) Business Days thereafter an independent certified public accounting firm or professional appraiser in the U.S. of national recognition mutually agreeable to the parties hereto to resolve solely any issue in dispute under this Section 9.15 as promptly as possible and the determination of such public accounting firm or professional appraiser (as the case may be) shall be final.  The parties hereto shall equally share the fees of the public accounting firm or professional appraiser (as the case may be) in performing its obligations under this Section 9.15.  Each of Seller and Purchaser agrees that promptly upon agreeing on the Section 338 Allocation Schedule (or the determination of the appraiser) it shall return an executed copy thereof to the other party hereto.  Seller and Purchaser shall, and shall cause their respective Affiliates to, file all federal, state and local Tax Returns in accordance with the Section 338 Allocation Schedule, unless otherwise required by applicable Law.  If facts arise or become known to either party after the initial agreement or filing of the Section 338 Allocation Schedule that reasonably warrant an adjustment or revision to the original (or subsequent) agreed schedule or filings, then the parties will work in good faith to determine and agree upon what, if any, adjustment or amendment to make with respect to the Section 338 Allocation Schedule and related Tax Returns.

ARTICLE X

CONDITIONS TO CLOSING

10.1                           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                  at and as of the Closing, the representations and warranties of the Company and Seller set forth in this Agreement shall be true and correct in all respects (without regard to “materiality”, “Material Adverse Effect” or other materiality qualifications included therein), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company or Seller to timely consummate the transactions contemplated by this Agreement;

(b)                                 the Company and Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date; provided that if a covenant or agreement is qualified by “Material Adverse Effect,” “material” or “materiality” or any other materiality standard, such qualifiers shall be disregarded for purposes of this Section 10.1(b);

(c)                                  the Company and Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in Sections 10.1(a) and 10.1(b) have been satisfied in all respects;

(d)                                 no Law shall be entered, enacted, promulgated, enforced or issued by any Governmental Body that prohibits, restrains or prevents the consummation of the transactions contemplated by this Agreement;

(e)                                  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)                                    the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(g)                                 there shall not have been made by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Company;

(h)                                 Seller shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;

(i)                                     except for the Liens and encumbrances set forth on Schedule 6.4 which shall be released on the Closing Date, the Company shall not have any Indebtedness or Liens on any of its assets at Closing;

(j)                                     Seller and the Company shall have (A) delivered letters evidencing the resignation of all directors of the Company effective as of Closing; (B) transferred any and all bank accounts used by the Company or to which Company customers remit payments to the Company; (C) terminated any power of attorney or authorization with respect to the business set forth in Schedule 5.23 held by any Person who is not a Continuing Employee;

(k)                                  Seller and the Company shall have delivered, or cause to be delivered, to Purchaser a duly executed Transition Services Agreement and License Agreement.

10.2                           Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)                                  at and as of the Closing, the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects (without regard to “materiality”, “Material Adverse Effect” or other materiality qualifications included therein), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not reasonably be expected to have a material adverse effect on Purchaser or prevent, materially delay or materially impede the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement;

(b)                                 Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)                                  the Purchaser shall have delivered to Company and Seller a certificate to the effect that each of the conditions specified in Sections 10.2(a) and (b) have been satisfied in all respects.

(d)                                 there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)                                  the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(f)                                    Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfers referred to in Section 3.2 hereof; and

(g)                                 Purchaser shall have delivered, or cause to be delivered, to Seller a duly executed License Agreement.

10.3                           Frustration of Closing Conditions.  None of the Company, Purchaser or Seller may rely on the failure of any condition set forth in Sections 10.1 or 10.2 as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1                           Survival of Representations and Warranties.

(a)                                  Except as provided in Section 9.11 or in Section 11.1(b), the representations and warranties of the parties contained in this Agreement shall survive the Closing until the fifteen (15) month anniversary of Closing, and claims may be asserted with respect thereto to the extent permitted by this Article XI.

(b)                                 The representations and warranties of the Company contained in Section 5.9 (Taxes), Section 5.14 (Employee Benefit Plans) and Section 5.17 (Environmental)

shall survive until the thirty-six (36) month anniversary of Closing.  The representations and warranties of the Company contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Capitalization) and Section 5.17 (Financial Advisors) (collectively, the “Critical Representations”) shall survive indefinitely.

(c)                                  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that the non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance; provided however, no claim for a breach of a covenant or other agreement set forth in this Agreement that its nature is required to be performed after Closing may be made or brought by any party hereto after the twelve (12) month anniversary of the last date on which such covenant or agreement was required to be performed or fulfilled.

11.2                           Indemnification by Seller.

(a)                                  Subject to Section 11.5 hereof, from and after the Closing Date, Seller hereby agrees to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages, other than those payable to third parties), fines, suits, actions, costs and expenses (including reasonable attorneys’ fees) (individually, a “Loss” and, collectively, “Losses”) based upon or resulting from:

(i)                                     the failure of any of the representations or warranties made by Seller or the Company in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; and

(ii)                                  the breach of any covenant or agreement required to be performed by Seller or Parent under this Agreement after the date hereof.

(b)                                 Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss that is the result of an action taken by Purchaser or its Affiliates after the Closing Date.  Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

11.3                           Indemnification by Purchaser.

(a)                                  Subject to Section 11.5, from and after the Closing Date Purchaser hereby agrees to indemnify and hold Seller and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon or resulting from:

(i)                                     the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; and

(ii)                                  any breach of any covenant or agreement required to be performed by Purchaser after the date hereof.

11.4                           Indemnification Procedures.

(a)                                  No party shall be liable for any claim for indemnification under this Agreement unless written notice of such claim is delivered by the party seeking indemnification to the party from whom indemnification is sought setting forth the specific claim and the basis thereof in reasonable detail, prior to the expiration of the applicable survival period set forth in Section 11.1.

(b)                                 In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Section 11.2 or Section 11.3 (regardless of the limitations set forth in Section 11.5) (an “Indemnification Claim”), the party entitled to indemnification hereunder (the “Indemnified Party”) shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge to be forwarded to (i) Purchaser, in the case of a claim made by a Seller Indemnified Party and (ii) Seller, in the case of a claim made by a Purchaser Indemnified Party.  The failure of the Indemnified Party to give prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the obligations of the party from whom indemnification is sought (the “Indemnifying Party”) with respect thereto, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.

(c)                                  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and, to the extent permitted by applicable law, to control, defend against and negotiate with respect to any Indemnification Claim which relates to any Losses indemnified by it hereunder.  If the Indemnifying Party elects to control, defend against and negotiate with respect to any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so and the costs and expenses incurred by the Indemnifying Party in connection therewith shall be paid by the Indemnifying Party.  If the Indemnifying Party elects not to control, defend against or negotiate with respect to any Indemnification Claim which relates to any Losses indemnified against by it hereunder, the Indemnified Party may control, defend against or negotiate with respect to such Indemnification Claim.  If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate (but not control), at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate, (ii) the Indemnifying Party fails to conduct the defense of such Indemnification Claim with reasonable diligence, or (iii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Indemnification Claim.  Purchaser and Seller agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

(d)                                 Notwithstanding anything in this Section 11.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of its willingness to accept the settlement offer and, subject to the applicable limitations of Section 11.5 and Section 11.6, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim.  If the Indemnifying Party makes any payment on any Indemnification Claim, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

(e)                                  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(f)                                    Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim notice based upon a breach of such representation or warranty, or a notice that, as a result of a Legal Proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

11.5                           Certain Limitations on Indemnification.

(a)                                  Notwithstanding anything to the contrary in this Agreement, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Section 11.2(a)(i) (other than for Losses related to breaches of the Critical Representations or the representations contained in Section 5.9 (Taxes)) or Section 11.3(a)(i), (i) for any individual item, or group of items arising out of the same event, where the Loss Relating thereto is less than $20,000 (the “De Minimis Amount”) and (ii) in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the De Minimus Amount, unless and until the aggregate amount of all such Losses exceeds $1,000,000 (the “Deductible”), and then only to the extent of such excess.  The aggregate indemnification that is payable by Seller pursuant to this Article XI (other than indemnification for Losses related to breaches of any of the Critical Representations), shall not exceed $17,500,000 of the Purchase Price and any accrued investment income thereon (the “Cap”), and, notwithstanding any other provision of this Agreement, the sole recourse of the Purchaser Indemnified Parties with respect to Seller’s obligations under Section 11.2 (other than for Losses related to breaches of any of the Critical Representations), shall be limited, in the aggregate, to the Cap.

(b)                                 Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify the Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

(c)                                  Purchaser shall not be entitled to indemnification under this Article XI in respect of any matter that is expressly taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3 to the extent of any such adjustment.

11.6                           Calculation of Losses.

(a)                                  The amount of any Losses for which indemnification is provided under this Article XI shall be net of any Tax benefit realized by an Indemnified Party and any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses less all out-of-pocket costs and expenses incurred by such Indemnified Party in connection with obtaining such insurance proceeds or otherwise (including attorneys’ fees).  Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification hereunder.  For purposes of this Section 11.6(a), any “Tax benefit” realized by an Indemnified Party shall be calculated net of any Tax cost attributable to the receipt of any indemnity payment by the Indemnified Party hereunder, including, but not limited to, the Tax cost, calculated on a present value basis, of any reduction in the Indemnified Party’s future depreciation or amortization deductions.

(b)                                 Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof except to the extent any such incidental, consequential or special damages are the direct result of any breach under this Agreement or are in connection with a third party claim against an Indemnified Party.

11.7                           Exclusive Remedy.  In absence of fraud or willful misconduct, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty, shall be indemnification in accordance with this Article XI and, to the extent relating to Taxes, Article IX.  In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Purchaser, Seller or the Company, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).  Notwithstanding the foregoing, this Section 11.7 shall not operate to interfere with or impede the operation of the provisions of Article III providing for the (i) resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) in accordance with Section 12.9.  Notwithstanding anything to the contrary in this Article XI, the above provisions of this Article XI shall not apply to tax indemnification matters, which shall instead be governed by Article IX.

11.8                           Parent Guarantee.  Parent hereby irrevocably guarantees the obligations, including the indemnification obligations, of Seller under this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1                           Expenses.  Except as otherwise provided in this Agreement, each of the Purchaser, Parent, Seller and the Company shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  For the avoidance of doubt, Seller shall be responsible for the Company’s expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2                           Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial;.

(a)                                  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the notice provisions of Section 12.5.

(c)                                  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.3                           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, the Purchaser Documents, the Seller Documents and the Company Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.4                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

12.5                           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

The Reader’s Digest Association, Inc.
44 South Broadway
White Plains, New York 10601
Facsimile: (914) 244-5644
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Michael J. Aiello, Esq.

If to Purchaser, to:

Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023
Facsimile:  (515) 284-3933
Attention:  John Zieser, General Counsel

With a copy to:

McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, Illinois 60606
Attention:  Thomas J. Murphy
Facsimile:  (312) 372-2000

12.6                           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.7                           Binding Effect; No Third Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below and as provided to (i) the Purchaser Indemnified Parties pursuant to Section 11.2(a) and (ii) the Seller Indemnified Parties pursuant to Section 11.3(a).  No assignment of this Agreement or of any rights or obligations hereunder may be made by Purchaser, Seller or the Company, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided however, that Purchaser may assign its rights to purchase the Shares to a wholly-owned subsidiary, whether directly or indirectly owned.  Notwithstanding anything to the contrary herein, no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.8                           No Third Party Liability.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)

12.9                           Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

12.10                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

MEREDITH CORPORATION

		By:	/s/ John S. Zieser
Name: John S. Zieser
Title: Chief Development Officer

ALLRECIPES.COM, INC.

		By:	/s/ Monica Williams
Name: Monica Williams
Title: Vice President

THE READERS DIGEST ASSOCIATION, INC.

		By:	/s/ Robert Guth
Name: Robert Guth
Title: President and Chief Executive Officer

Acknowledged and Agreed
as to those provisions to which it is bound,
including Section 11.8

RDA HOLDING CO.

By:	/s/ Robert Guth
Name: Robert Guth
Title: President and Chief Executive Officer

Schedule I

Knowledge of the Company

Lisa Sharples

Monica Williams

Bryan Berndt

Kevin Graveline

Mike Fichera

Rich Lee

Michael Sena

William Magill

Amber Dunn

Barbara Antonio

Bill Reller

Bob O’Keefe

Esmee Williams

Gail Love

Kelly Kolb

Patricia Lee Smith

Rita Spangler

Scott Scazafavo

Exhibit A

License Agreement Summary of Terms

See attached.

Exhibit B

Reference Statement

See attached.

Exhibit C

Transition Services Agreement

See attached.